                                                                    EXHIBIT 99.1

                           NORTHSIDE BANCSHARES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004

         (WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                       REFERENCE
                                                                       ---------
Report of Independent Registered Public Accounting Firm                    1

FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                             2

   Consolidated Statements of Operations                                   3

   Consolidated Statements of Changes in
      Stockholders' Equity and Other Comprehensive Loss                    4

   Consolidated Statements of Cash Flows                                   5

   Notes to Consolidated Financial Statements                              7

                           (PORTER KEADLE MOORE LOGO)
                            Porter Keadle Moore, LLP

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NorthSide Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of NorthSide Bancshares, Inc. (the "Company") as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders' equity and other comprehensive loss, and cash flows for the year ended December 31, 2005 and the period from August 3, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthSide Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the year ended December 31, 2005 and the period from August 3, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

                           /s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia
March 13, 2006

                          Certified Public Accountants

         Suite 1800 - 235 Peachtree Street NE - Atlanta, Georgia 30303 -
               Phone 404-588-4200 - Fax 404-588-4222 - www.pkm.com

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2005 AND 2004

                                                                      2005        2004
                                                                  -----------   --------
                             Assets
Cash and due from banks                                           $   529,225        915
Federal funds sold                                                  7,114,658         --
                                                                  -----------   --------
      Cash and cash equivalents                                     7,643,883        915
Securities available-for-sale                                       5,888,913         --
Loans, less allowance for loan losses of $42,998                    4,239,677         --
Premises and equipment, net                                         3,008,976         --
Accrued interest receivable                                            48,832         --
Other assets                                                          114,576         --
                                                                  -----------   --------
      Total assets                                                $20,944,857        915
                                                                  ===========   ========

              Liabilities and Stockholders' Equity
Liabilities:
   Deposits:
      Non-interest bearing demand                                 $   827,821         --
      Interest-bearing                                              5,881,128         --
                                                                  -----------   --------
      Total deposits                                                6,708,949         --
Organizational line of credit                                              --    100,644
Accrued interest payable                                                3,597        164
Other liabilities                                                     436,930     18,564
                                                                  -----------   --------
      Total liabilities                                             7,149,476    119,372
                                                                  -----------   --------
Commitments
Stockholders' equity (deficit):
   Preferred stock, no par value; 10,000,000 shares authorized;
      no shares issued and outstanding                                     --         --
   Common stock, $1 par value; 10,000,000 shares authorized;
      1,500,000 shares issued and outstanding in 2005               1,500,000         --
   Additional paid-in capital                                      13,418,066         --
   Retained deficit                                                (1,085,268)  (118,457)
   Accumulated other comprehensive income (loss)                      (37,417)        --
                                                                  -----------   --------
      Total stockholders' equity (deficit)                         13,795,381   (118,457)
                                                                  -----------   --------
      Total liabilities and stockholders' equity (deficit)        $20,944,857        915
                                                                  ===========   ========

See accompanying notes to consolidated financial statements.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 2005 AND
   FOR THE PERIOD FROM AUGUST 3, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

                                                                         2005        2004
                                                                      ----------   --------
Interest and dividend income:
   Loans, including fees                                              $   48,965         --
   Securities available-for-sale                                          57,468         --
   Interest bearing deposits                                             117,291         --
   Federal funds sold                                                     75,135         --
   Other                                                                     540         --
                                                                      ----------   --------
                                                                         299,399         --
                                                                      ----------   --------
Interest expense:
   Deposits                                                               27,614         --
   Organizational line of credit                                          16,709        808
                                                                      ----------   --------
      Total interest expense                                              44,323        808
                                                                      ----------   --------
      Net interest income (expense)                                      255,076       (808)
Provision for loan losses                                                 42,998         --
                                                                      ----------   --------
      Net interest income (expense) after provision for loan losses      212,078       (808)
                                                                      ----------   --------
Noninterest income:
   Service charges on deposit accounts                                       929         --
   Other service charges, commissions and fees                               647         --
                                                                      ----------   --------
      Total other income                                                   1,576         --
                                                                      ----------   --------
Noninterest expense:
   Salaries and employee benefits                                        616,879     24,264
   Occupancy                                                             182,442         --
   Other operating                                                       381,144     93,385
                                                                      ----------   --------
                                                                       1,180,465    117,649
                                                                      ----------   --------
      Net loss                                                        $ (966,811)  (118,457)
                                                                      ==========   ========
      Net loss per share of common stock:
      Basic loss per share                                            $     (.64)      (.08)
                                                                      ==========   ========
      Diluted loss per share                                          $     (.64)      (.08)
                                                                      ==========   ========

See accompanying notes to consolidated financial statements.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
    OTHER COMPREHENSIVE LOSS FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE
       PERIOD FROM AUGUST 3, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

                                                     Common                              Accumulated
                                Common Stock          Stock     Additional                  Other          Total
                           ---------------------  Subscription    Paid-in    Retained   Comprehensive  Stockholders'  Comprehensive
                             Shares     Amount     Receivable     Capital     Deficit        Loss          Equity          Loss
                           ---------  ----------  ------------  ----------  ----------  -------------  -------------  -------------
Net loss                          --  $       --        --              --    (118,457)         --        (118,457)      (118,457)
                           ---------  ----------      ----      ----------  ----------     -------      ----------     ----------
Balance December
   31, 2004                       --          --        --              --    (118,457)         --        (118,457)      (118,457)
                                                                                                                       ==========
Issuance of common
   stock to organizer             10          10      (100)             90          --          --              --             --
Redemption of
   organizing  share
   of stock                      (10)        (10)      100             (90)         --          --              --             --
Sale of common
   stock, net of offering
   expenses of $81,934     1,405,000   1,405,000        --      12,563,066          --          --      13,968,066             --
Issuance of common
   stock for land             95,000      95,000        --         855,000          --          --         950,000             --
Net loss                          --          --        --              --    (966,811)         --        (966,811)      (966,811)
Change in unrealized
   loss on securities
   available-for-sale,
   net of tax                     --          --        --              --          --     (37,417)        (37,417)       (37,417)
                           ---------  ----------      ----      ----------  ----------     -------      ----------     ----------
Balance December
   31, 2005                1,500,000  $1,500,000        --      13,418,066  (1,085,268)    (37,417)     13,795,381     (1,122,685)
                           =========  ==========      ====      ==========  ==========     =======      ==========     ==========

See accompanying notes to consolidated financial statements.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE
       PERIOD FROM AUGUST 3, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

                                                                  2005         2004
                                                              ------------   --------
Cash flows from operating activities:
   Net loss                                                   $   (966,811)  (118,457)
      Adjustments to reconcile net loss to
         net cash used by operating activities:
            Depreciation and amortization                           25,305         --
            Provision for loan losses                               42,998         --
            Change in:
               Accrued interest receivable                         (48,832)        --
               Other assets                                        (91,643)        --
               Accrued interest payable                              3,433         --
               Other liabilities                                   418,366     18,728
                                                              ------------   --------
                  Net cash used by operating activities           (617,184)   (99,729)
                                                              ------------   --------
Cash flows from investing activities:
   Proceeds from maturities and paydowns
      of investment securities available-for-sale                  112,144         --
   Purchases of investment securities available-for-sale        (6,062,759)        --
   Increases in loans, net                                      (4,282,675)        --
   Purchases of premises and equipment                          (2,082,929)        --
                                                              ------------   --------
                  Net cash used by investing activities        (12,316,219)        --
                                                              ------------   --------
Cash flows from financing activities:
   Increase in deposits                                          6,708,949         --
   Proceeds from other borrowings                                  839,424    100,644
   Payments of other borrowings                                   (940,068)        --
   Stock offering costs                                            (81,934)        --
   Proceeds from sale of stock                                  14,050,000         --
                                                              ------------   --------
                  Net cash provided by financing activities     20,576,371    100,644
                                                              ------------   --------
Net change in cash and cash equivalents                          7,642,968        915
Cash and cash equivalents at beginning of the period                   915         --
                                                              ------------   --------
Cash and cash equivalents at end of the period                $  7,643,883        915
                                                              ============   ========

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE
       PERIOD FROM AUGUST 3, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

                                                                                       2005     2004
                                                                                     --------   ----
Supplemental schedule of non-cash investing and financing activities:
   Change in unrealized loss on securities available-for-sale, net of tax            $(37,417)    --
   Issuance of organizing shares of stock for common stock subscription receivable        100     --
   Redemption of organizing shares of stock                                              (100)    --
   Issuance of common stock for land                                                  950,000     --

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest, net of amounts capitalized                                           $ 42,917    644

See accompanying notes to consolidated financial statements.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of NorthSide Bancshares, Inc. (Company) and subsidiary conform to accounting principles generally accepted in the United States of America and with general practices within the banking industry. The following is a description of the more significant of those policies that the Company follows in preparing and presenting its consolidated financial statements.

     Reporting Entity and Nature of Operations

     The Company was formed and commenced operations in 2005. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2005, the Company owned one hundred percent of the outstanding stock of its subsidiary, NorthSide Bank (the Bank). The Company was incorporated as a Georgia corporation on January 6, 2005 and organizing activities and expenditures associated with organization commenced August 3, 2004. The Federal Deposit Insurance Corporation issued its approval to insure the Bank's deposits for up to $100,000 per depositor on September 26, 2005. On September 9, 2005, the Company received approval from the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance (the "Georgia Department") for NorthSide Bancshares, Inc. to become a bank holding company.

     The Bank is a state bank chartered under the laws of Georgia and commenced operations September 26, 2005. The Bank's main office is located in Adairsville, Georgia, and the Bank operates a branch in Cartersville, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank's primary source of revenue is providing loans to customers within its geographical area.

     Operations through September 25, 2005 related primarily to expenditures by the organizers for incorporating and organizing the Company. The Company was reported as a development stage corporation this date.

     Principles of Consolidation and Statements Presentation

     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     Cash Equivalents

     For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks", and "federal funds sold." Cash flows from demand deposits, savings deposits, federal funds sold, renewals and extensions of loan and time deposits are reported net.

     Investment Securities

     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2005, all securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Loans and Allowance for Loan Losses

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is credited to income on a daily basis based upon the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management's periodic evaluation of the adequacy of the allowance is comprised of an evaluation of specific risks identified by management, a general allocation of the remaining balance of loans outstanding, and the comparison of these amounts to management's desired reserve. Specific risks are identified through consideration of adverse situations which may affect a borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, and other relevant factors. Management's allocation on the remainder of loans outstanding is based on peer bank loan loss experience, known and inherent risks in the portfolio, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates which are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     Loans and Allowance for Loan Losses, continued

     The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable for foreclosure it has been charged down to fair value, less estimated cost to sell.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

     Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:

Asset Type                           Useful Life
----------                          -----------
Furniture, fixtures and equipment    1-7 years
Computer software                    3-5 years
Buildings                            39 years

     Organizational Expenses

     Start up costs and expenses associated with organizing the Company and the Bank such as regulatory application fees, legal and professional fees, and pre-opening salaries have been expensed in accordance with Statement of Position (SOP) 98-5 issued by the American Institute of Certified Public Accountants.

     Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Organizational Line of Credit

     Organizational, offering and pre-opening costs incurred prior to opening for business were funded under a line of credit. The line of credit, which was guaranteed by the organizers, was repaid upon consummation of the stock offering.

     Net Earnings (Loss) Per Share

     Earnings (loss) per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Additionally, the reconciliation of the amounts used in the computation of both earnings per share and diluted earnings per share is required.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     Net Earnings (Loss) Per Share, continued

     For 2005, the effect of potential common shares outstanding would be anti-dilutive, and therefore is not presented. There were 469,500 anti-dilutive potential common stock issuances outstanding as of December 31, 2005. There were no potentially dilutive common shares outstanding at December 31, 2004.

     For 2005 and 2004, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering (1,500,000), which are considered outstanding for all periods presented.

     Stock Compensation Plan

     Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company's Stock Incentive Plan and the warrants issued to the organizers have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

     The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                             August 3, 2004
                                                          Year Ended       (date of inception)
                                                      December 31, 2005   To December 31, 2004
                                                      -----------------   --------------------
Net loss, as reported                                    $  (966,811)           (118,457)
Additional expense had the Company adopted SFAS 123         (354,360)                 --
                                                         -----------            --------
Pro forma net income (loss)                              $(1,321,171)           (118,457)
                                                         ===========            ========
Basic and diluted loss per share:
   As reported                                           $     (0.64)              (0.08)
                                                         ===========            ========
   Pro forma                                             $     (0.88)              (0.08)
                                                         ===========            ========

     The weighted average fair value of the warrants and options granted in 2005 was $2.88. This fair value was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 4.30%; an expected life of 6.5 years; an expected volatility of 15%; and a dividend yield of 0%.

     Advertising

     The Company expenses advertising costs as incurred. For the year ended December 31, 2005, advertising expense was $12,744. The Company incurred no advertising expense from August 3, 2004 (date of inception) to December 31, 2004.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     Recent Accounting Standards

     Stock Based Compensation

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments unless observable market prices for the same or similar instruments are available. This Statement is effective for public entities as of the beginning of the first interim reporting period that begins after December 15, 2005. This statement applies to all awards granted after the required effective date, to awards modified, repurchased, or cancelled after that date, and to all previously granted awards that are not fully vested.

     The Company will be required to apply FASB Statement No. 123(R) as of the beginning of its first interim period which begins after December 15, 2005 (quarter ended March 31, 2006). The Company expects the impact of adopting FASB Statement No. 123(R) to not be materially different than the proforma amounts disclosed in these financial statements.

     Other Accounting Pronouncements

     Other accounting pronouncements issued by the FASB and other regulators that the Company has not yet adopted are not expected to have a material financial impact on the financial statements.

2.   INVESTMENT SECURITIES

     Investment securities available-for-sale at December 31, 2005 are as follows:

                              Amortized        Gross             Gross         Estimated
                                Cost      Unrealized Gain   Unrealized Loss   Fair Value
                             ----------   ---------------   ---------------   ----------
U.S. Government agencies     $4,000,000          --             (23,594)       3,976,406
Mortgage backed securities    1,949,263          --             (36,756)       1,912,507
                             ----------         ---             -------        ---------
Total                        $5,949,263          --             (60,350)       5,888,913
                             ==========         ===             =======        =========

     The Company did not have any investment securities at December 31, 2004.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2.   INVESTMENT SECURITIES, continued

     The amortized cost and estimated fair value of securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                              Amortized    Estimated
                                Cost      Fair Value
                             ----------   ----------
U.S. Government agencies:
   Less than 1 year          $1,000,000      998,125
   1 to 5 years               3,000,000    2,978,281
                             ----------    ---------
                              4,000,000    3,976,406
Mortgage backed securities    1,949,263    1,912,507
                             ----------    ---------
                             $5,949,263    5,888,913
                             ==========    =========

     Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2005 are summarized as follows:

                       Less than 12 Months      12 Months or More            Total
                     -----------------------   ------------------   ----------------------
                        Fair      Unrealized    Fair   Unrealized      Fair     Unrealized
                        Value       Losses     Value     Losses       Value       Losses
                     ----------   ----------   -----   ----------   ---------   ----------
Available-for-Sale
U.S. Government
   agencies          $3,976,406     23,594       --         --      3,976,406    23,594
Mortgage-backed
   securities         1,912,507     36,756       --         --      1,912,507    36,756
                     ----------     ------      ---        ---      ---------    ------
                     $5,888,913     60,350       --         --      5,888,913    60,350
                     ==========     ======      ===        ===      =========    ======

     At December 31, 2005, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by the U.S. Government.

3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans at December 31, 2005 are summarized as follows:

Commercial                  $2,260,371
Real estate                  1,546,922
Consumer                       201,393
Lines of credit                289,012
                            ----------
                             4,297,698
Allowance for loan losses      (42,998)
Unearned loan fees             (15,023)
                            ----------
Loans, net                  $4,239,677
                            ==========

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3.   LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

     The Company did not have any loans at December 31, 2004.

     At December 31, 2005, the Company had no loans on which the accrual of interest had been discontinued or reduced.

     In the normal course of business, the Company may sell and purchase loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2005, the Company had no loan participations purchased or sold.

     The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Bartow County, Georgia, Gordon County, Georgia, Floyd County, Georgia and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     The Bank provided $42,998 for the year ended December 31, 2005 to the allowance for loan losses for potential problem loans.

4.   PREMISES AND EQUIPMENT

     The major classes of premises and equipment and the total accumulated depreciation at December 31, 2005 are as follows:

Land                                $1,502,982
Construction in process                684,714
Furniture, equipment and software      845,233
                                    ----------
                                     3,032,929
Accumulated depreciation               (23,953)
                                    ----------
Premises and equipment, net         $3,008,976
                                    ==========

     The Company did not have any premises and equipment at December 31, 2004. Depreciation expense for the year ended December 31, 2005 was $23,953.

5.   DEPOSITS

     Deposit account balances at December 31, 2005 are summarized as follows:

Non-interest bearing demand deposits   $  827,821
NOW deposits                              615,366
Money Market deposits                   3,220,070
Savings deposits                           12,612
Time, $100,000 and over                   917,259
Other time                              1,115,821
                                       ----------
Total deposits                         $6,708,949
                                       ==========

     The Company did not have any deposits at December 31, 2004.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

5.   DEPOSITS, continued

     Maturities of time deposits at December 31, 2005, are summarized as follows:

Year ending December 31,
------------------------
2006                       $1,928,683
2007                          104,397
                           ----------
                           $2,033,080
                           ==========

6.   OTHER BORROWINGS

     At December 31, 2005 the Company had Federal funds lines available with correspondent banks of approximately $8,000,000. These unsecured lines have various terms, rates, and maturities. The Company had no borrowings on these lines at December 31, 2005.

7.   ORGANIZATIONAL LINE OF CREDIT

     As of December 31, 2004, organization, offering and pre-opening costs incurred prior to the opening of business were being funded under a line of credit in the amount of $500,000, of which $100,644 was outstanding. The terms of the line of credit, which was guaranteed by the organizers, included a maturity of August 16, 2005 and interest, payable quarterly, calculated at the prime interest rate less one percent. This line of credit was repaid during 2005 with the proceeds from the initial offering of the Company.

8.   INCOME TAXES

     The Company had no income tax expense or benefit for the year ended December 31, 2005 and for the period from August 3, 2004 (date of inception) to December 31, 2004, as net operating losses were incurred and financial statement deferred tax benefits remained unrecorded as their realization was heavily dependent on future taxable income.

     The following summarizes the components of deferred taxes at December 31, 2005 and 2004.

                                                                      2005       2004
                                                                   ---------   -------
Deferred income tax assets:
   Pre-opening expenses                                            $ 275,904    44,927
   Unrealized losses on investment securities available-for-sale      22,933        --
   Operating loss carryforwards                                      156,866        --
                                                                   ---------   -------
Total gross deferred income tax assets                               455,703    44,927
Less valuation allowance                                            (411,264)  (44,927)
                                                                   ---------   -------
Deferred income tax asset                                             44,439        --
                                                                   ---------   -------
Deferred income tax liabilities:
   Premises and equipment                                             19,789        --
   Allowance for loan losses                                           1,717        --
                                                                   ---------   -------
Total gross deferred tax liabilities                                  21,506        --
                                                                   ---------   -------
Net deferred income tax asset                                      $  22,933        --
                                                                   =========   =======

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8.   INCOME TAXES, continued

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income. As of December 31, 2005, the Company has net operating loss carryforwards totaling approximately $411,000 and $436,000, for federal and state taxes, respectively, that will begin to expire in 2026 unless previously utilized.

9.   RELATED PARTY TRANSACTIONS

     The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers are made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loan transactions will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction. As of December 31, 2005, the Company had related party loans of $705,055. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year   $      --
   Advances                    835,255
   Repayments                 (130,200)
                             ---------
Balance, end of year         $ 705,055
                             =========

     The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $836,000 at December 31, 2005. There were no related party loans or deposits at December 31, 2004.

10.  COMMITMENTS

     The Company has entered into three-year employment agreements with its President, Chief Lending Officer and Chief Financial Officer. The employment agreements provide for a base salary, stock options and other benefits commensurate with employment.

     During 2005, the Company entered into two construction contracts and two equipment contracts for the permanent facilities in Adairsville and Cartersville, Georgia. The total amount under these contracts including approved change-orders is $3,468,000 and $213,000, respectively, of which approximately $684,000 and $86,000 had been paid at December 31, 2005. The amounts outstanding under these contacts are $2,784,000 and $127,000, respectively, as of December 31, 2005.

     The Company is leasing, on a month-to-month basis, the temporary facility and furniture in Adairsville, Georgia while its permanent facility is constructed.

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. All standby letters of credit are secured at December 31, 2005.

Financial instruments whose contract
   amounts represent credit risk:
      Commitments to extend credit     $2,583,117
      Standby letters of credit        $   10,000

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

10.  COMMITMENTS, continued

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

     The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

11.  STOCK OPTIONS AND WARRANTS

     As of December 31, 2005, the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 360,000 shares of common stock at $10 per share. 94,000 of these warrants vested immediately upon issue and are exercisable at December 31, 2005. The remaining 266,000 warrants vest at a rate of 33 1/3% per year beginning on the first anniversary of the issue date and may be exercised any time prior to September 26, 2015.

     During 2005, the Company adopted a Stock Incentive Plan (Stock Plan). The Stock Plan offers stock options to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company. These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date. The options have a term of ten years from the date of grant and vest ratably over three or five years. A total of 220,000 shares have been reserved under the Stock Plan. During 2005, the Company granted 109,500 options pursuant to this plan at an exercise price of $10 per share. At December 31, 2005 none of these options are exercisable.

12.  SHAREHOLDERS' EQUITY

     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

13.  REGULATORY MATTERS

     The Company and the Bank are subject to various capital requirements administered by the Federal and State banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

13.  REGULATORY MATTERS, continued

     As of December 31, 2005, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company's and the Bank's actual capital amounts (in thousands) and ratios are also presented in the following table.

                                                                For Capital     To Be Well Capitalized
                                                                 Adequacy      Under Prompt Corrective
                                                Actual           Purposes         Action Provisions
                                           ----------------   --------------   -----------------------
                                            Amount    Ratio   Amount   Ratio       Amount   Ratio
                                           -------   ------   ------   -----       ------   -----
As of December 31, 2005

Total Capital (to Risk Weighted Assets)
   Consolidated                            $13,876   136.23%   $815    8.00%          N/A     N/A
   Bank                                    $ 9,612    94.36%   $815    8.00%       $1,019   10.00%

Tier I Capital (to Risk Weighted Assets)
   Consolidated                            $13,833   135.80%   $407    4.00%          N/A     N/A
   Bank                                    $ 9,569    93.94%   $407    4.00%       $  611    6.00%

Tier I Capital (to Average Assets)
   Consolidated                            $13,833    77.36%   $715    4.00%          N/A     N/A
   Bank                                    $ 9,569    53.51%   $715    4.00%       $  894    5.00%

14.  LIMITATION ON DIVIDENDS

     The sole source of funds available to pay shareholder dividends is from the Bank's earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the year ended December 31, 2005 and for the period from August 3, 2004 (date of inception) to December 31, 2004, no dividends were declared or paid.

15.  OTHER NONINTEREST EXPENSE

     Components of other operating expense, which are greater than 1% of interest income and other operating income, are as follows:

                                                       August 3, 2004
                               For the Year Ended    (Date of Inception)
                                December 31, 2005   To December 31, 2004
                               ------------------   --------------------
Data Processing                     $ 59,806                   --
Stationery, Printing & Forms          24,716                  814
Office Supplies                       21,332                   --
Advertising/Marketing                 13,699                   --
Employee Education                     8,323                   --
Audit Expenses                        38,456                   --
Dues and Subscriptions                15,382               18,250
Business Development                   8,000                   --
D & O Insurance                       11,987                   --
Legal Fees                            18,586                   --
Consultants                          104,312               50,000
Licenses and Permits                      --               20,100

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

16.  NORTHSIDE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 Balance Sheets
                           December 31, 2005 and 2004

                                                       2005        2004
                                                   -----------   --------
                     Assets
Cash                                               $ 4,263,900        915
Investment in Bank                                   9,531,481         --
                                                   -----------   --------
   Total assets                                    $13,795,381        915
                                                   ===========   ========

Liabilities and Stockholders' Equity (Deficit)
Organizational line of credit                      $        --    100,644
Other liabilities                                           --     18,728
                                                   -----------   --------
   Total liabilities                                        --    119,372
                                                   -----------   --------
Stockholders' equity (deficit)                      13,795,381   (118,457)
                                                   -----------   --------
   Total liabilities and stockholders' equity      $13,795,381        915
                                                   ===========   ========

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

16. NORTHSIDE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

                            Statements of Operations
                For the Year Ended December 31, 2005 and for the
      Period From August 3, 2004 (date of inception) to December 31, 2004

                                                      2005       2004
                                                   ---------   --------
Income:
   Other investment income                         $ 117,291         --
                                                   ---------   --------
      Total income                                   117,291         --
                                                   ---------   --------
Expenses:
   Salaries and employee benefits                    308,528     24,264
   Occupancy and equipment                           103,408         --
   Professional and consulting fees                       --     50,000
   Interest expense                                   16,709        808
   Other operating                                   224,355     43,385
                                                   ---------   --------
      Total expenses                                 653,000    118,457
                                                   ---------   --------
Loss before equity in undistributed loss of Bank    (535,709)  (118,457)
Equity in undistributed loss of Bank                (431,102)        --
                                                   ---------   --------
Net loss                                           $(966,811)  (118,457)
                                                   =========   ========

                           NORTHSIDE BANCSHARES, INC.
                                 AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

16. NORTHSIDE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, continued

                            Statements of Cash Flows
                For the Year Ended December 31, 2005 and for the
      Period From August 3, 2004 (date of inception) to December 31, 2004

                                                                                         2005         2004
                                                                                     ------------   --------
Cash flows from operating activities:
   Net loss                                                                          $   (966,811)  (118,457)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Increase (decrease) in other liabilities                                            (18,728)    18,728
      Equity in undistributed loss of Bank                                                431,102         --
                                                                                     ------------   --------
         Net cash used in operating activities                                           (554,437)   (99,729)
                                                                                     ------------   --------

Cash flows from investing activities:
   Purchase of subsidiary bank stock                                                  (10,000,000)        --
   Purchases of premises and equipment                                                    (55,677)        --
   Proceeds from sale of premises and equipment                                         1,005,677         --
                                                                                     ------------   --------
         Net cash used in investing activities                                         (9,050,000)        --
                                                                                     ------------   --------

Cash flows from financing activities:
   Proceeds from line of credit                                                           839,424    100,644
   Stock offering costs                                                                   (81,934)
   Proceeds from sale of stock                                                         14,050,000         --
   Payments of borrowings                                                                (940,068)        --
                                                                                     ------------   --------
         Net cash provided by financing activities                                     13,867,422    100,644
                                                                                     ------------   --------
Net increase in cash and cash equivalents                                               4,262,985        915
Cash and cash equivalents at beginning of period                                              915         --
                                                                                     ------------   --------
Cash and cash equivalents at end of period                                           $  4,263,900        915
                                                                                     ============   ========

Supplemental schedule of noncash investing and financing activities:
   Change in unrealized loss on securities available-for-sale, net of tax            $    (37,417)        --
   Issuance of organizing shares of stock for common stock subscription receivable   $        100         --
   Redemption of organizing shares of stock                                          $       (100)        --
   Issuance of common stock for land                                                 $    950,000         --

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                                            $     16,709        644